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Ex. 99(a)

FOR IMMEDIATE RELEASE         Contact:    Alan Gold
                                          (301) 208-8998

                 GHS, Inc. Announces Record Date for Spinoff of
                        Its U.S. NeuroSurgical Subsidiary

Rockville, MD (August 25, 1999) -- GHS, Inc. (GHSI: OTCBB) today announced the declaration of a dividend on its common stock in order to effect the spinoff of its wholly-owned subsidiary, U.S. NeuroSurgical, Inc. GHS has established September 8, 1999 as the record date for stockholders entitled to receive one
(1) share of U.S. NeuroSurgical common stock for each one (1) share of GHS common stock held at the close of business on such record date. GHS expects that stock certificates in respect of such spinoff dividend will be mailed to stockholders on or about September 17, 1999. U.S. NeuroSurgical owns and operates stereotactic radiosurgery centers utilizing the Leksell Gamma Knife.

GHS plans to offer an online network focused on personal and professional improvement.

                                    # # #

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from the projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.